                           SCHEDULE 14A INFORMATION



          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 Exchange Act of 1934 (AMENDMENT NO.        )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                DATA RACE, Inc.
                                ---------------
               (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                DATA RACE, INC.
                              12400 NETWORK BLVD.
                           SAN ANTONIO, TEXAS 78249

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 13, 1998

  An annual meeting of shareholders of DATA RACE, Inc., a Texas corporation (the "Company"), will be held at the Company's corporate offices, 12400 Network Blvd., San Antonio, Texas, on November 13, 1998, at 10:00 a.m., CST, for the following purposes:

     1.   To elect six directors to serve for the ensuing year.

     2.   To approve the DATA RACE, Inc. 1998 Stock Option Plan.

     3. To amend the Company's Articles of Incorporation to increase the authorized number of shares of capital stock.

     4.   To authorize the issuance of certain securities of the Company.

     5. To ratify the selection of KMPG Peat Marwick, LLP., as independent accountants.

     6. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on September 14, 1998 as the record date for the determination of shareholders entitled to vote at the meeting.

  We hope that you will be able to attend the meeting in person, but whether or not you plan on attending, please fill in, sign and promptly mail back the enclosed proxy form, using the return envelope provided. If, for any reason, you should subsequently change your plans, you can, of course, revoke the proxy at any time before it is actually voted.



                                  By Order of the Board of Directors
                                  Gregory T. Skalla
                                  Secretary

San Antonio, Texas
October 12, 1998

                                DATA RACE, INC.

                                PROXY STATEMENT
                                    FOR THE
                        ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER 13, 1998

                                  THE MEETING

     This Proxy Statement is furnished to the shareholders of DATA RACE, Inc., a Texas corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Meeting") to be held November 13, 1998. This Proxy Statement and the accompanying proxy are being sent or given to the shareholders of the Company on or about October 16, 1998. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 is also being sent to the shareholders of the Company with this Proxy Statement.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock ("Common Stock") is necessary to constitute a quorum at the Meeting. Only votes cast "for" a matter constitute affirmative votes. Votes "withheld" or abstaining from voting are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or votes "against" a particular matter. The votes required with respect to the Items set forth in the Notice of Annual Meeting of Shareholders are set forth in the discussion of each Item herein. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in such holder's name on the record date. Proxies in the form enclosed will be voted at the Meeting, if properly executed, returned to the Company prior to the Meeting and not revoked. A proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company prior to the convening of the Meeting, or by presenting another proxy card with a later date. If you attend the meeting and desire to vote in person, you may request that your previously submitted proxy card not be used.

     The record date for shareholders entitled to vote at the Meeting is September 14, 1998. At the close of business on September 28, 1998, there were 14,537,140 shares of Common Stock issued and outstanding and entitled to vote at the Meeting. As of September 28, 1998 the directors and executive officers of the Company and their affiliates beneficially owned a total of 756,016 shares of Common Stock, or approximately 4.6% of the total number of shares outstanding and entitled to vote at the Meeting. The directors and executive officers and their affiliates have indicated to the Company that they presently intend to vote all of the shares of Common Stock owned by them for each of the Items set forth in the Notice of Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of Common Stock as of September 28, 1998 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each director and director nominee; (iii) each named executive officer and (iv) all executive officers, directors and nominees as a group. Unless otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned. Options included in the following table represent options currently exercisable or exercisable within 60 days of September 28, 1998.


                                                                                                Number                Percent of
                                                                                              of Shares                  Class
                                    Name                                                     ------------                -----
                                    ----
Dr. W. B. Barker.......................................................                         356,177(1)              2.4%
Jeffrey P. Blanchard...................................................                          74,615(2)              *
George R. Grumbles.....................................................                          39,500(3)              *
Marcelo A. Gumucio.....................................................                          40,000(4)              *
Matthew A. Kenny.......................................................                          39,500(5)              *
Dwight E. Lee..........................................................                          46,000(6)              *
Edward A. Masi.........................................................                          42,500(7)              *
George H. Bennett......................................................                          50,000(8)              *
Dr. Paul J. Demko Jr...................................................                          18,333(9)              *
Gregory T. Skalla......................................................                          31,567(10)             *
All Directors and Executive Officers as a Group
     (11 persons)......................................................                         756,016(11)             5.0%
Liviakis Financial Communications, Inc.("LFC")(12).....................                       1,446,475                10.0%
John M. Liviakis("JML")(12)............................................                       1,507,875(13)            10.4%
Robert B. Prag ("RPG")(12).............................................                      1,915, 300(14)            13.2%

----------------------

*     Indicates less than 1%.

(1)   Includes 319,500 shares subject to options held by Dr. Barker.
(2) Includes 22,500 shares subject to options held by Mr. Blanchard. Does not include shares of Series E Preferred Stock and common stock purchase warrants (or any underlying shares of common stock) purchased in the Private Placement (as defined in Item 4) by First Capital Group of Texas II, L.P., an investment fund managed by Mr. Blanchard. Such securities are not currently convertible and exercisable, and Mr. Blanchard disclaims beneficial ownership in such shares.
(3)   Includes 39,500 shares subject to options held by Mr. Grumbles.
(4)   Includes 430,000 shares subject to options held by Mr. Gumucio.
(5)   Includes 39,500 shares subject to options held by Mr. Kenny.
(6)   Includes 37,500 shares subject to options held by Mr. Lee.
(7)   Includes 37,500 shares subject to options held by Mr. Masi.
(8)   Includes 50,000 shares subject to options held by Mr. Bennett
(9)   Includes 18,333 shares subject to options held by Dr. Demko.
(10)  Includes 25,417 shares subject to options held by Mr. Skalla.
(11)  Includes 646,750 shares subject to options held by such persons.
(12) Information with respect to the beneficial ownership of such shareholder was obtained from the Schedule 13D filed September 1, 1998 by Liviakis Financial Communications, Inc. ("LFC"). The address of such shareholder is 2420 K Street, Suite 220, Sacramento, California 95816.
(13) Includes 61,400 shares of Common Stock owned by Mr. Liviakis. Includes 1,446,475 shares of Common Stock owned by LFC over which Mr. Liviakis shares voting and dispositive power by virtue of his position as an officer and director of LFC.
(14) Includes 468,825 shares of Common Stock owned by Mr. Prag. Includes 1,446,475 shares of Common Stock owned by LFC over which Mr. Prag shares voting and dispositive power by virtue of his position as an officer and director of LFC.

                                    ITEM 1

                             ELECTION OF DIRECTORS

     At the Meeting pursuant to which this Proxy Statement is being distributed, six directors are to be elected by plurality of the votes cast by the holders of shares entitled to vote. Votes withheld are not counted in the number of votes cast in the election of directors. In tabulating the vote, broker non-votes will have no effect on the vote. Each outstanding share of common stock entitles the holder thereof to one vote with respect to the election of each of the six director positions to be filled at this meeting. The nominees for director are Dr. W. B. Barker, Jeffrey P. Blanchard, Matthew A. Kenny, George R. Grumbles, Dwight E. Lee and Edward A. Masi. All of the nominees are presently directors of the Company. Marcelo A. Gumucio has declined to stand for reelection. For information concerning the backgrounds of the current directors, see "Directors and Executive Officers" below.

     THE ENCLOSED PROXY, IF PROPERLY SIGNED AND RETURNED, AND UNLESS AUTHORITY TO VOTE IS WITHHELD, WILL BE VOTED FOR THE ELECTION OF THESE SIX NOMINEES. The Board of Directors has no reason to believe that any of such nominees will be unable to serve if elected. In the event any of such nominees become unavailable for election, votes will be cast, pursuant to authority granted by the enclosed Proxy, for such substitute nominee as may be designated by the Board of Directors. All directors serve for a term of one year and until their successors are elected.

                                  MANAGEMENT

     The following table sets forth certain information concerning the current directors (representing all nominees for director, except Marcelo A. Gumucio who is not standing for re-election) and executive officers of the Company:

                 Name                           Age            Position with Company
                 ----                           ---            ---------------------
Dr. W. B. Barker.........................       51  President, Chief Executive Officer and Director
Gregory T. Skalla........................       43  Senior Vice President, Chief Financial Officer,
                                                    Secretary and Treasurer
George H. Bennett........................       45  Senior Vice President-Sales and Marketing
Dr. Paul Demko Jr........................       53  Vice President-Development
Joseph Karwowski.........................       53  Vice President-Manufacturing
Jeffrey P. Blanchard.....................       45  Chairman of the Board of Directors
Matthew A. Kenny.........................       64  Director
George R. Grumbles.......................       65  Director
Marcelo A. Gumucio.......................       61  Director
Dwight E. Lee............................       51  Director
Edward A. Masi...........................       51  Director

     Dr. W. B. Barker has served as President and Chief Executive Officer since April 1995 and as a Director since May 1995. Prior to joining the Company, Dr. Barker was employed for 26 years by Bolt Beranek and Newman Inc. ("BBN"). At BBN, he served in a variety of technical and management capacities, including Senior Vice President, Chief Technology Officer, founder and President of LightStream Corporation, an ATM switch company, and was responsible for the acquisition of regional Internet service providers. While employed by BBN, he held general management positions and was President of several subsidiaries, where he was directly responsible for product strategies, development, marketing and manufacturing for many communications and multiprocessor products. He holds Ph.D., M.S. and B.A. degrees from Harvard University.

     Gregory T. Skalla has served as Senior Vice President since August 11, 1998, and as Vice President-Finance, Chief Financial Officer, Secretary and Treasurer since February 1995. Mr. Skalla has been employed by the Company since 1992 when he joined the Company as Controller. From 1987 to 1992, Mr. Skalla was Chief Financial Officer of Mil-Com Electronics Corporation in San Antonio, Texas.

     George H. Bennett joined the Company as Senior Vice President-Sales in November 1997. From February 1997 until that time, Mr. Bennett served as Senior Vice President-Sales and Marketing at ATC Communications. From May 1979 until December 1996, Mr. Bennett served as a Senior Vice President at Memorex Telex Corporation, a worldwide integrator of enterprise network and storage systems.

     Dr. Paul Demko Jr. joined the Company as Vice President-Development in January 1997. During 1996, Dr. Demko served as Vice President-Product Development at Process Software Corp. Prior to this, Dr. Demko held executive management positions at Centerline Software Inc. (1995-1996), Proteon, Inc. (1992-1995), and Wang Laboratories, Inc. (1982-1992). He holds a Ph.D., M.S. and B.S. in electrical engineering from the Massachusetts Institute of Technology where, in the mid-1970's, he worked with the pioneers in voice coding developing linear predictive and channel vocoders.

     Joseph Karwowski has served as Vice President-Manufacturing since January 1998. Mr. Karwowski has been employed by the Company since January 1994 when he joined the Company as Director of Manufacturing and Purchasing. From 1989 to 1993, Mr. Karwowski was Vice President of Manufacturing and Program Management for Swearingen Aircraft.

     Jeffrey P. Blanchard has served as a Director of the Company since August 1985 and as Chairman of the Board of Directors since October 1996. Mr. Blanchard has been the Managing General Partner of First Capital Group of Texas, Ltd., since January 1984. Since September 1995, Mr. Blanchard has been the Managing General Partner of First Capital Group of Texas II, L.P., an investment firm which provides private equity to middle-market companies throughout the Southwest United States. From January 1989 to December 1994, Mr. Blanchard served as Vice President and Investment Manager of Victoria Capital Corporation, a venture capital investment company.

     Matthew A. Kenny was elected to the Board of Directors in February 1995. From 1984 until 1989, Mr. Kenny was President and CEO of RACAL-MILGO, a company with revenues in excess of $300 million. Mr. Kenny joined Milgo in 1968. From 1989 to 1993, Mr. Kenny was Chairman of the Board and CEO of Physical Health Devices, Inc. From 1989 to the present he has been a managing partner in Venture Solutions, and since 1994 he has been President and CEO of Core Technology Development, Inc., Fort Lauderdale, Florida.

     George R. Grumbles was appointed to the Board of Directors in February 1995. From 1985 until his retirement in 1993, Mr. Grumbles served as a corporate Vice President of Motorola and the President and CEO of Universal Data Systems which he joined in 1972.

     Marcelo A. Gumucio was elected to the Board of Directors in December 1995. Mr. Gumucio has declined to stand for reelection as a director. From April 1996 to July 1997, Mr. Gumucio served as Chief Executive Officer of Micro Focus, Palo Alto, California. From November 1992 until joining

Micro Focus, Mr. Gumucio served as President and Chief Executive Officer of Memorex Telex N.V., a publicly-held multinational computer company based in Amsterdam, The Netherlands. Prior to joining Memorex Telex, Mr. Gumucio founded and led, from August 1990 to November 1992, Gumucio, Burke and Associates, a private investment firm in Minneapolis, Minnesota. From July 1983 to August 1990, Mr. Gumucio held various positions, including President, Chief Executive Officer and Director, with Cray Research, Inc., a publicly-held manufacturer of supercomputers.

     Dwight E. Lee was appointed to the Board of Directors in January 1997. Since October 1981, Mr. Lee has been a partner of Barker, Lee & Company, a New York City-based investment management firm, of which Dr. Barker, the Company's President, is also a partner. Mr. Lee was nominated for election because of his extensive background in the investment community, and brings significant board experience with both public and private companies.

     Edward A. Masi was appointed to the Board of Directors in May 1997. Mr. Masi is a veteran of the computer industry and is well-known in the high performance computing market. From March 1992 to June 1997, Mr. Masi was a corporate Vice President at Intel Corporation. Prior to joining Intel, Mr. Masi worked for Cray Research from 1980 to 1992, ultimately holding the position of Executive Vice President of Sales, Marketing and Service. Mr. Masi began his career in 1969 at IBM, where he held various sales and marketing positions over the course of eleven years.

BOARD AND COMMITTEE MEETINGS

     During the fiscal year ended June 30, 1998, the Board of Directors held 15 meetings. Each director attended at least 75% of the meetings of the Board of Directors held during the period for which he was a director.

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, composed of Messrs. Blanchard (Chairman), Kenny and Lee, is responsible for reviewing the Company's financial statements and overseeing the Company's accounting practices and audit procedures. The Compensation Committee, composed of Messrs. Blanchard (Chairman), Grumbles, and Masi, reviews and makes recommendations to the Board of Directors regarding executive compensation matters and administers the Company's stock option plans and employee stock purchase plan. During fiscal 1998, the Audit Committee met one time and the Compensation Committee met nine times. Each director attended at least 75% of the meetings of each committee of which he was a member, held during the period in which he was a committee member.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers, and beneficial owners of more than 10% of any class of securities of the Company to file certain forms regarding such persons' ownership of equity securities of the Company. Based on Company records and other information, the Company believes that its executive officers and directors complied with all these filing requirements with respect to the fiscal year ended June 30, 1998, except one report covering one transaction was filed late by each of Mssrs. Blanchard, Grumbles and Masi.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The Summary Compensation Table shows certain compensation information for the fiscal years ended June 30, 1998, 1997 and 1996, for the Chief Executive Officer and each of the other three most highly compensated executive officers (hereinafter referred to as the "named executive officers").


                                                 SUMMARY COMPENSATION TABLE

                                              Annual Compensation                    Long-Term
                                              -------------------                   Compensation
                                                                                       Awards
                                                                                       ------
                                                                                     Securities
                                                   Base Salary                       Underlying          All Other
                                       Year            ($)         Bonus ($)         Options (#)       Compensation ($)
                                       ----            ---         ---------         -----------       ----------------
Dr. W. B. Barker.................      1998        $  197,500                               7,000          $ 1,952(1)
President and CEO                      1997           188,125            -                 30,000            3,822(1)
                                       1996           175,000     $ 39,712(2)                   -            8,500(3)


George H. Bennett................      1998           115,269(6)    22,500                100,000(4)         1,350(1)
Senior Vice PresidentSales and
 Marketing

Dr. Paul J. Demko Jr.............      1998           150,000            -                 36,666(4)        20,417(8)
Vice President - Development           1997            70,116(7)    15,000(5)              55,000                -

Gregory T. Skalla................      1998           125,000            -                 50,833(4)         2,604(1)
Senior Vice President, Chief           1997           112,500            -                 25,000            2,063(1)
 Financial Officer, Secretary          1996            92,331       10,000                      -            2,506(1)
 and Treasurer



-------------------

(1) Represents contributions made by the Company under the Company's 401(k) plan.
(2)  Represents guaranteed bonus pursuant to Dr. Barker's employment agreement.
(3)  Represents reimbursement of relocation expenses.
(4) Effective April 21, 1998, Mr. Bennett, Dr. Demko and Mr. Skalla, elected to reprice 150,000, 55,000 and 76,250 stock options, respectively, pursuant to a repricing plan adopted by the Company's Board of Directors. In connection with such repricing, 150,000 of Mr. Bennett's, 55,000 of Dr. Demko's, and 76,250 of Mr. Skalla's existing stock options were canceled and 100,000, 36,666 and 50,833 stock options, respectively, were granted.
(5)  Represents a $15,000 signing bonus earned during the fiscal year.
(6) Represents compensation from commencement of employment on November 11, 1997.
(7) Represents compensation from commencement of employment on January 15, 1997.
(8) Represents reimbursement for tax liability associated with payment of living expenses and contribution made by the Company under the Company's 401(K).

     Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any named executive officer.

DIRECTOR COMPENSATION

     Matthew Kenny, George Grumbles, Marcelo Gumucio, Dwight E. Lee, and Edward
A. Masi each receive compensation of $1,000 for each Board of Directors meeting attended. Outside directors are eligible to receive options under the Company's stock option plans and are automatically granted options under the Company's 1997 stock option plan. Outside directors are reimbursed for their out-of-pocket expenses involved in connection with their services as directors.
Certain outside directors also receive consulting fees for services rendered from time to time to the Company. In fiscal 1998, no such person received in excess of $60,000 for such services.

EMPLOYMENT AGREEMENTS

     Dr. W. B. Barker entered into an employment agreement with the Company on April 25, 1995. Pursuant to such agreement, Dr. Barker receives an annual base salary of not less than $175,000. Dr. Barker is eligible to receive an incentive bonus, pursuant to the Company's management incentive program, of up to 50% of his base salary. Pursuant to the agreement, if Dr. Barker is terminated without cause he may elect to receive severance pay equal to one year's base salary, paid in monthly installments. During the period in which such severance payments are made, Dr. Barker is prohibited from competing directly with the Company.

EMPLOYEE STOCK PURCHASE PLAN

     The Company has an Employee Stock Purchase Plan structured to qualify under
Section 423 of the Internal Revenue Code of 1986. Under the Purchase Plan, all full-time employees of the Company possessing less than 5% of the voting power of the Company may elect to participate in the Purchase Plan through a payroll deduction program. Under the Purchase Plan, options to purchase up to 200,000 shares of Company common stock may be granted to participants. As of September 28, 1998, 88,024 shares of common stock had been issued under the Purchase Plan.

     The Compensation Committee, which administers the Purchase Plan, establishes offering periods for the Purchase Plan which may last up to 24 months. Prior to each offering period, participants may authorize payroll deductions of up to 20% of their annual compensation. At the beginning of the offering period, participants are granted an option to purchase the number of shares of common stock that may be purchased with the total amount of the participant's payroll deductions taken over the offering period at an exercise price equal to the lesser of 85% of the fair market value of the common stock on the first day of the offering period or the last day of the offering period. Unless the participant has withdrawn from participation, the participant's option will be exercised automatically on the last day of the offering period.

     A participant may withdraw from the Purchase Plan at any time during an offering period. If a participant's employment with the Company terminates for any reason other than death, disability, or retirement, his or her option to purchase common stock under the Purchase Plan will immediately terminate, and the amount of such participant's payroll deductions will be paid to him or her in cash. If a participant's employment with the Company terminates due to death, disability, or retirement, such participant (or his or her legal representative) will have the right to continue participation in the Purchase Plan with respect to the offering period. No option granted under the Purchase Plan may be transferred except by will or the laws of descent and distribution.

STOCK OPTION PLANS

     Under the Company's existing stock option plans (the "Plans"), as of September 28, 1998, stock options covering an aggregate of 1,703,523 shares of Common Stock were outstanding with a weighted average exercise price of $5.03 per share, and an aggregate of 202,325 shares of Common Stock were available for issuance upon exercise of options which may be granted in the future under the Plans.

     Options under the Plans may either be incentive stock options or non-qualified stock options (except in the case of the Company's non-qualified stock option plan which permits only the issuance of non-qualified stock options). Options under the Plans may be granted for a term not to exceed ten years (five years with respect to incentive stock options granted to any person having 10% or more voting power of the Company) and are not transferable other than by will or the laws of descent and distribution. The exercise price of the options under the Plans must be at least equal to the fair market value of the Common Stock on the date of grant, or 110% of such value for incentive stock options granted to any person having 10% or more of the voting power of the Company.
The aggregate fair market value of the Common Stock for which any employee may be granted incentive stock options which first become exercisable in any one calendar year may not exceed $100,000. Options may be exercised by payment of cash or by tender of shares of common stock (valued at their then current market value). The Plans are administered by the Compensation Committee of the Board of Directors.

     On August 19, 1998, the Company's Board of Directors adopted the DATA RACE, Inc. 1998 Stock Option Plan, authorizing the grant of incentive stock options and non-qualified stock options to employees, directors and certain other persons. No options have been granted under the 1998 Stock Option Plan. Shareholder approval of the 1998 Stock Option Plan is being sought in connection with this Proxy Statement. See "Item 2 - 1998 Stock Option Plan".

STOCK OPTION GRANT TABLE

     The following table sets forth certain information concerning options granted to the named executive officers during the Company's fiscal year ended June 30, 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                          Potential Realizable
                                          Number of         Percent of                                      Value at Assumed
                                           Shares         Total Options                                   Annual Rates of Stock
                                         Underlying         Granted to     Exercise or                    Price Appreciation For
                                          Options          Employees in    Base Price       Expiration         Option Term(1)
     Name                                 Granted           Fiscal Year      ($/Sh)            Date         5%($)          10%($)
     ----                                 -------           -----------      ------            ----         ----------------------
Dr. W. B. Barker...................        7,000(2)            0.9%         $10.1880          7/17/07       $ 44,884       $113,659

George H. Bennett..................      100,000(3)           13.3%           1.7813          4/21/08        112,020        283,870

Dr. Paul J. Demko Jr...............       36,666(3)            4.9%           1.7813          4/21/08         41,073        104,084

Gregory T. Skalla..................       50,833(3)            6.8%           1.7813          4/21/08         56,943        144,300

----------------
(1) As required by rules of the SEC, potential values stated are based on the assumption that the Company's Common Stock will appreciate in value from the date of the grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of approximately 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. The exercise price of each option equals the fair market value of the Common Stock on the grant date.
(2)  Such options became exercisable on December 1, 1997.
(3) Effective April 21, 1998 Mr. Bennett, Dr. Demko and Mr. Skalla, elected to reprice 150,000, 55,000 and 76,250 stock options, respectively, pursuant to a repricing plan adopted by the Company's Board of Directors. In connection with such repricing, 150,000 of Mr. Bennett's, 55,000 of Dr. Demko's, and 76,250 of Mr. Skalla's existing stock options were canceled and 100,000, 36,666 and 50,833 stock options, respectively, were granted. The options vest in two equal installments on October 21, 1998 and April 21, 1999.

STOCK OPTION EXERCISES AND HOLDINGS TABLE

     The following table shows stock options exercised by the named executive officers during the fiscal year ended June 30, 1998, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and non-exercisable stock options as of June 30, 1998. Also reported are the values of "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the Common Stock price as of June 30, 1998.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

                          FISCAL YEAR END OPTION VALUE

                                                                                                  Value of Unexercised In-the-
                                       Shares                         Number of Unexercised         Money Options at Fiscal
                                    Acquired on      Value        Options at Fiscal Year-End (#)          Year-End ($)
          Name                     Exercise (#)     Realized ($)    Exercisable/Unexercisable      Exercisable/Unexercisable(1)
          ----                     ------------     ------------    -------------------------      ----------------------------
Dr. W. B. Barker..........             -                -              319,500 / 97,500                    0 / 0(2)

George H. Bennett.........             -                -                   0 / 100,000                    0 / 0(2)

Dr. Paul J. Demko Jr......             -                -                   0 /  36,666                    0 / 0(2)

Gregory T. Skalla.........             -                -                   0 /  50,833                    0 / 0(2)

________________
(1) Values stated are based on the last sale price of $.5938 per share of the Company's common stock on June 30, 1998, the last trading day of the fiscal year, and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options at the end of the fiscal year.
(2) The exercise price of the option exceeded the market value of such options at fiscal year end.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     During the fiscal year ended June 30, 1998, Messrs. Blanchard, Grumbles, Gumucio (until January 1998) and Masi (from January 1998) served on the Company's Compensation Committee.

     On July 24, 1998, the Company completed the first closing of a Private Placement (as defined in Item 4 below) involving, among other things, the sale of its Series E Convertible Preferred Stock and related Common Stock Purchase Warrants to First Capital Group of Texas II, L.P., an investment firm managed by Jeffrey P. Blanchard, the Company's Chairman of the Board, at an aggregate price of $750,000. At such time, First Capital Group of Texas II, L.P., agreed to purchase at a second closing shares of Series F Convertible Preferred Stock and additional related Common Stock Purchase

Warrants at an aggregate price of $750,000. The second closing is scheduled to occur on or before January 31, 1999, and is subject to the Company's satisfaction of certain conditions. Additional information regarding the Private Placement is set forth in Item 4 below.

     The Company believes that the ability of Mr. Blanchard to make fair compensation decisions have not and will not be compromised by the relationship referred to above.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 13, 1998, the Company entered into a Consulting Agreement (the "Consulting Agreement") with Liviakis Financial Communications, Inc. ("LFC") pursuant to which LFC agreed to provide the Company with consulting services in matters concerning investor relations and public relations. Pursuant to the Consulting Agreement, the Company issued 1,406,475 shares of Common Stock (the "Consulting Shares") to LFC and to Robert B. Prag ("Prag"), an officer and director of LFC, in consideration for the consulting services. LFC and Prag are restricted from disposing of the Consulting Shares during the term of the Consulting Agreement which expires on March 15, 1999. The Consulting Agreement also provides for payment to LFC of fees in the event LFC facilitates certain financing or acquisition transactions.

             COMPENSATION COMMITTEE REPORT ON REPRICING OF OPTIONS

     On April 21, 1998, the Compensation Committee approved a plan allowing for the repricing of the Company's outstanding stock options. Under the repricing plan, each employee, other than the executive officers of the Company, was given the opportunity to elect to surrender up to 100% of his or her outstanding options (whether or not vested) for repriced options, on a 1 for 1 basis, with an exercise price of $1.7813 (the last sale price on April 21, 1998). The executive officers of the Company, other than the Chief Executive Officer, were given the opportunity to elect to surrender up to 100% of his or her outstanding options (whether or not vested) for repriced options, on a 3 for 2 basis, with an exercise price of $1.7813 (the last sale price on April 21, 1998). In each case, the repriced options become exercisable in two equal installments on the six-month and the one-year anniversary of the grant date, and expire on the tenth anniversary of the grant date. All employees and executive officers elected to surrender options in exchange for replacement options.

     The Compensation Committee approved the repricing plan in order to promote the interests of the Company and its shareholders by providing an effective means to retain and increase the commitment of its employees and to provide such individuals with additional incentive to contribute to the success of the Company. The Compensation Committee considered a number of factors before approving the repricing plan, including the importance of equity incentives to the Company's overall compensation program; the fact that a number of optionees held "out-of-the-money" options resulting from the decrease in the fair market value of the Company's stock during the last fiscal year; and the fat that the Company was vulnerable to the potential loss of key employees.

     This report on the repricing of options is made by and on behalf of the Company's Compensation Committee.

                    Respectfully submitted,

                    THE COMPENSATION COMMITTEE
                    Jeffrey P. Blanchard, George R. Grumbles, and Edward A. Masi

                          TEN-YEAR OPTION REPRICINGS

     The following table sets forth certain information concerning the repricing, replacement or cancellation and regrant of options, within the last ten fiscal years, of options held by executive officers of the Company:

                                                                                                                        Length of
                                                                                                                         Original
                                            Number of                                                                  Option Term
                                           Securities        Market Price of                                           Remaining at
                                       Underlying Options    Stock at Time of    Exercise Price at    New Exercise       Date of
Name                           Date       Repriced (#)        Repricing ($)    Time of Repricing ($)    Price ($)       Repricing
----                           ----       -----------         -------------    ---------------------    ---------       ---------
George H. Bennett..........   4/21/98          100,000 (1)          $   1.7813            $    4.75        $  1.7813    9.5 years
Dr. Paul J. Demko Jr.......   4/21/98           33,333 (2)              1.7813               10.188           1.7813    8.5 years
                                                 3,333 (3)              1.7813               10.188           1.7813     9 years
Gregory T. Skalla..........   4/21/98            3,000 (4)              1.7813               5.4667           1.7813     4 years
                                                 2,000 (5)              1.7813               10.188           1.7813     5 years
                                                 3,167 (6)              1.7813                 9.25           1.7813     6 years
                                                 2,666 (7)              1.7813                4.875           1.7813    6.5 years
                                                13,333 (8)              1.7813                 4.00           1.7813     7 years
                                                 6,667 (9)              1.7813                 8.75           1.7813     8 years
                                                16,667 (10)             1.7813                7.625           1.7813    8.5 years
                                                 3,333 (11)             1.7813               10.188           1.7813     9 years
Joseph Karwowski...........   4/21/98            5,000 (12)             1.7813                 9.25           1.7813     6 years
                                                   667 (13)             1.7813                4.875           1.7813    6.5 years
                                                 2,000 (14)             1.7813                 4.50           1.7813     7 years
                                                 1,333 (15)             1.7813               10.188           1.7813     9 years
Walter D. Warren(16).......  11/28/95           42,187 (17)               4.50                13.00             4.50     8 years
                                                 5,097 (18)               4.50                 9.25             4.50     8 years
                                                14,062 (19)               4.50                 8.75             4.50     9 years

_________________
(1) In exchange for these repriced options, Mr. Bennett surrendered 150,000 outstanding stock options.
(2) In exchange for these repriced options, Dr. Demko surrendered 50,000 outstanding stock options.
(3) In exchange for these repriced options, Dr. Demko surrendered 5,000 outstanding stock options.
(4) In exchange for these repriced options, Mr. Skalla surrendered 4,500 outstanding stock options.
(5) In exchange for these repriced options, Mr. Skalla surrendered 3,000 outstanding stock options.
(6) In exchange for these repriced options, Mr. Skalla surrendered 4,750 outstanding stock options.
(7) In exchange for these repriced options, Mr. Skalla surrendered 4,000 outstanding stock options.
(8) In exchange for these repriced options, Mr. Skalla surrendered 20,000 outstanding stock options.
(9) In exchange for these repriced options, Mr. Skalla surrendered 10,000 outstanding stock options.
(10) In exchange for these repriced options, Mr. Skalla surrendered 25,000 outstanding stock options.
(11) In exchange for these repriced options, Mr. Skalla surrendered 5,000 outstanding stock options.
(12) In exchange for these repriced options, Mr. Karwowski surrendered 7,500 outstanding stock options.
(13) In exchange for these repriced options, Mr. Karwowski surrendered 1,000 outstanding stock options.
(14) In exchange for these repriced options, Mr. Karwowski surrendered 3,000 outstanding stock options.
(15) In exchange for these repriced options, Mr. Karwowski surrendered 2,000 outstanding stock options.
(16)  Mr. Warren is no longer employed with the Company.
(17) In exchange for these repriced options, Mr. Warren surrendered 56,250 outstanding stock options.
(18) In exchange for these repriced options, Mr. Warren surrendered 6,798 outstanding stock options.
(19) In exchange for these repriced options, Mr. Warren surrendered 18,750 outstanding stock options.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Messrs. Blanchard, Grumbles, and Masi, in their capacity as the Board's Compensation Committee, determine the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees, and are responsible for the administration and award of stock options under the Company's stock option plans. Each member of the Compensation Committee is a non-employee director of the Company within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934.

     Set forth below is a report submitted by the Compensation Committee addressing the Company's compensation policies for fiscal 1998 as they affected Dr. W. B. Barker, and as they affected George H. Bennett, Dr. Paul J. Demko Jr., and Gregory T. Skalla, the three executive officers other than Dr. Barker who, for fiscal 1998, were the Company's most highly paid executives (collectively with Dr. Barker, the "Senior Executives").

COMPENSATION PHILOSOPHY

     The Compensation Committee's compensation policies are designed to provide levels of compensation that align base salaries with the Company's annual and long-term performance goals, recognize individual performance and achievements, and assist the Company in attracting and retaining qualified executives. Target levels of the Senior Executives' overall compensation are intended to be at the median of the compensation paid to senior executives of companies in the Company's industry which have attained a size comparable to that forecasted by the Company in the Company's strategic plan ("comparable companies"), but amounts paid are contingent upon the Company's annual and long-term operating performance. As a result, in any particular year, the Company's Senior Executives may be paid more or less than the executives of the comparable companies, depending upon the Company's actual performance.

     The Compensation Committee also endorses the position that stock ownership by management and stock-based incentive compensation arrangements are beneficial in aligning managements' and shareholders' interests in the enhancement of shareholder value.

     Compensation paid to the Company's Senior Executives in fiscal 1998 consisted primarily of three elements: base salary, cash bonuses and stock options. The Compensation Committee's increasing emphasis on tying compensation to performance criteria is reflected in the components of compensation received by the Senior Executives in fiscal year 1998 as reflected in the summary compensation table which precedes this report.

     Base salaries. The base salaries paid to new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and include references to the competitive marketplace for management talent and comparison of base salaries for comparable positions at comparable companies. Subject to an existing contractual arrangement specifying a minimum annual base salary, Dr. Barker's periodic salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, and, to a certain extent, subjective measures of Dr. Barker's performance.

     Bonuses. Cash bonuses to employees are approved by the Compensation Committee from time to time as they deem appropriate based on individual contributions and Company performance. In determining the actual cash bonuses paid to Senior Executives, the actual financial performance relative to the Annual Operating Plan and the accomplishments of individual performance objectives are considered. Only Dr. Demko, Vice President-Development, received a cash bonus during fiscal 1998.

     Stock Option Grants. Stock options are granted from time to time in order to promote the interest of the Company and its shareholders by providing an effective means to attract, retain and increase the commitment of certain individuals and to provide such individuals with additional incentive to contribute to the success of the Company. In fiscal 1998, stock options were granted to retain and increase the commitment of existing employees and to attract additional personnel to the Company.

     Chief Executive Officer Compensation. The compensation paid to the Chief Executive Officer differed from the other Senior Executives in two areas: base salary and method of computation of cash bonus. Other than George Bennett, Dr. Barker's base salary was higher than the other Senior Executives of the Company and considered to be in line with the base salaries of other chief executive officers of comparable companies. Pursuant to his employment agreement, Dr. Barker is entitled to receive an annual bonus up to 50% of base salary, as determined by the Compensation Committee in consideration of Company performance and individual performance objectives mutually agreed upon by the Compensation Committee and Dr. Barker. Based on the Company's performance during fiscal 1998, no bonus was paid to Dr. Barker for such year. The differences in the Chief Executive Officer's compensation compared with that of the other Senior Executives was attributable to the additional responsibilities associated with that position.

     The Compensation Committee welcomes written comment from the Company's shareholders concerning these programs. Comments should be marked "personal and confidential" and addressed to the Compensation Committee of the Board of Directors, DATA RACE, Inc., 12400 Network Blvd., San Antonio, Texas 78249.

     This Report on Executive Compensation is made by and on behalf of the Company's Compensation Committee.

                              Respectfully submitted,

                              THE COMPENSATION COMMITTEE
                              Jeffrey P. Blanchard, George R. Grumbles, and Edward A. Masi

                            STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total shareholder return on the Company's common stock compared with the cumulative total return of the Nasdaq National Market Index and the Telephone and Telegraph Apparatus Industry Index (SIC Code 3661 Index) for the period of June 30, 1993 through June 30, 1998. The comparison graph assumes $100 invested on June 30, 1993, in the Company's common stock and each index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                                                                 FISCAL YEAR ENDING COMPANY
                                       1993           1994           1995           1996           1997           1998
DATA RACE INC                        100.00          32.35          62.50          39.34          75.00           3.49
SIC CODE INDEX                       100.00         100.13         162.26         228.52         276.28         346.83
BROAD MARKET                         100.00         109.66         128.61         161.89         195.02         258.52

                                     ITEM 2

                             1998 STOCK OPTION PLAN

GENERAL

     Effective August 19, 1998, the Board of Directors unanimously adopted the DATA RACE, Inc. 1998 Stock Option Plan (the "1998 Option Plan") and directed that the 1998 Option Plan be submitted to the shareholders for their approval. The following summary of the 1998 Option Plan is qualified in its entirety by reference to the text of such Plan, which is set forth in Appendix A.

SUMMARY OF THE 1998 OPTION PLAN

     Under the 1998 Option Plan, options to purchase up to 1,000,000 shares of Common Stock may be granted to employees and directors of, and consultants and advisors to, the Company or any parent or subsidiary corporation or entity. The 1998 Option Plan is intended to permit the Company to retain and attract qualified individuals who will contribute to its overall success. Shares that by reason of the expiration of an option (other than by reason of exercise) or which are no longer subject to purchase pursuant to an option granted under the 1998 Option Plan may be reoptioned thereunder. The 1998 Option Plan will be administered by the Compensation Committee (the "Committee"), consisting of non-employee directors. The Committee will set the specific terms and conditions of options granted under the 1998 Option Plan. In addition to the automatic grants to outside directors, as described below, the Committee is entitled to receive non-qualified stock options in such amounts and on such terms as the full Board of Directors may determine.

     The Company's employees will be eligible to receive either incentive stock options or non-qualified stock options or a combination of both, as the Committee determines. Non-employee participants may be granted only non-qualified stock options. Stock options may be granted for a term not to exceed ten years (five years with respect to a holder of 10% or more of the Company's shares in the case of an incentive stock option) and are not transferable other than by will or the laws of descent and distribution. Subject to the requirements under the Internal Revenue Code with respect to incentive stock options, each option shall be exercisable at such times and during such period as is determined by the Committee and set forth in the agreement evidencing the option, but in no event shall an option be exercisable after the expiration to ten years from the date of grant. Subject to such limitations, the committee has broad discretion to determine the circumstances under which each option shall become exercisable, remain exercisable and terminate, and the Committee may waive any condition, restriction or limitation on the exercisability or duration of any outstanding option. Upon a change of control (as defined in the 1998 Option Plan) all outstanding options, to the extent not vested, will automatically vest and become exercisable in full.

     The exercise price of all non-qualified stock options must be at least equal to 100% of the fair market value of a share of common stock on the date of grant. The exercise price of all incentive stock options must be at least equal to 100% of the fair market value of a share of common stock on the date of grant, or 110% of the fair market value with respect to any incentive stock option issued to a holder of 10% or more of the Company's shares. Stock options may be exercised by payment in cash of the exercise price with respect to each share to be purchased or by delivering common stock of the Company already owned by such optionee with a market value equal to the exercise price, or by a method in which a concurrent sale of the acquired stock is arranged, with the exercise price payable in cash from such sale proceeds.

     The 1998 Option Plan provides that each outside director (as defined therein) will automatically receive a grant of 2,500 non-qualified stock options each year on the fifth business day following the first public release of the Company's earnings report on results of operations for the preceding fiscal year. Each such option will become exercisable on the first anniversary of the award and remain exercisable through the balance of its ten-year term. Subject to availability of shares allocated to the 1998 Option Plan and not already reserved for other outstanding stock options, outside directors who join the Board in the future will in addition receive an initial grant of non-qualified options for 20,000 shares, which will become exercisable in four equal increments beginning on the first anniversary of the award and on each of the next three succeeding anniversary dates. Such options will be for a term of ten years. Options, once granted and to the extent exercisable, will remain exercisable throughout their term, regardless of whether the director continues to serve as a director. The option exercise price of the options is equal to 100% of the fair market value of the covered shares of common stock at the time of grant. The options granted automatically to outside directors pursuant to the 1998 Option Plan are in lieu of, and not in addition to, any additional options (excluding currently outstanding options) which would otherwise have been granted automatically to outside directors pursuant to the Company's 1997 Stock Option Plan.

     The 1998 Option Plan will terminate on August 19, 2008. The Board of Directors may, however, terminate the 1998 Option Plan at any time prior to such date. Termination of the 1998 Option Plan will not alter or impair, without the consent of the optionee, any of the rights or obligations pursuant to any option granted under the 1998 Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a general description of the federal income tax consequences of options granted and exercised under the 1998 Option Plan based upon present tax law which is subject to change. Each optionee should consult with his or her own tax advisor with respect to the specific tax treatment of his or her particular transactions under the Plan.

     INCENTIVE STOCK OPTIONS

     Incentive options issued to employees under the 1998 Option Plan are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). These options may only be issued to employees.

     Grant and Exercise. The granting of an incentive stock option is a non-taxable event. The exercise of an incentive stock option is also a non-taxable event provided the option is exercised during the employment of the optionee or within three months after the optionee's employment has been terminated; however, the "spread" between the fair market value of the optioned stock and the exercise price is an adjustment to alternative minimum taxable income and may be subject to the alternative minimum tax as discussed below.

     Disposition. The optionee will recognize gain or loss in the year in which the shares purchased under an incentive option are sold or otherwise made the subject of disposition. Generally, a disposition of the purchased shares will include any transfer of legal title, including a transfer by sale, exchange or gift, but it will not include (i) a transfer into joint ownership with right of survivorship if the optionee remains one of the joint owners, (ii) a pledge, or
(iii) a transfer by bequest or inheritance.

     For federal income tax purposes, dispositions of incentive option shares are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition of the purchased shares will occur if the sale or other disposition is made after the optionee has held such shares for more than two years after the date the option is granted and more than one year after the date the particular shares involved in the disposition are transferred to the optionee. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

     Upon a qualifying disposition, the optionee will recognize gain or loss in an amount equal to the amount realized upon the sale or disposition, less the exercise price paid for such shares. Any gain recognized upon such disposition will generally be subject to capital gain treatment. Upon a disqualifying disposition, the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess of the fair market value of such shares on the date of exercise over the exercise price paid for such shares. If the disqualifying disposition is effected by means of an arms-length sale or exchange to an unrelated party, the ordinary income will be limited to the amount by which the amount realized, or the fair market value at the date of exercise, whichever is less, exceeds the exercise price. The amount of ordinary income recognized is added to the basis of the stock for purposes of determining the additional gain, if any, on the disposition of the shares. If additional gain is recognized, it will be subject to capital gain treatment.

     Payments in Common Stock. Treasury Regulations provide the following guidelines with respect to the delivery of shares of common stock in payment of the exercise price of an incentive stock option:

          (a) Delivered Shares-The use of shares of common stock acquired upon the exercise of an earlier- granted incentive option to exercise an outstanding incentive option will constitute a "disqualifying disposition" of the delivered shares if such shares have not been held long enough to satisfy the requisite two-year and one-year holding periods applicable to incentive options. Such a disposition will generally render the optionee subject to ordinary income taxation on the difference between (i) the fair market value of the delivered shares at the time of their original purchase and (ii) the purchase price paid for such shares. In all other cases, no taxable income will be recognized with respect to the delivered shares.

          (b) Purchased Shares-No Disqualifying Disposition. If an incentive stock option is exercised with (i) shares of common stock acquired under an incentive option and held for the requisite holding periods prior to delivery, (ii) shares of common stock acquired under a non-qualified option, or (iii) shares of common stock acquired through open-market purchases, then the optionee will not recognize any taxable income with respect to the shares of common stock purchased upon exercise of the incentive stock option. To the extent the purchased shares equal in number the shares of common stock delivered in payment of the option price, the new shares will have the same basis and holding period as the delivered shares. The balance of the purchased shares will have a zero basis for tax purposes, and their holding period will commence on the date these shares are transferred to the optionee. However, all the purchased shares will be subject to the "disqualifying disposition" rules applicable to incentive options, and the two-year and one-year holding periods will be measured, respectively, from the date the incentive option was granted and the date it was exercised.

          (c) Purchased Shares-Disqualified Disposition. If the delivery of shares acquired under an incentive option results in a disqualifying disposition pursuant to the principles of paragraph (a) above, then the tax basis and holding periods for the new shares transferred to the optionee upon exercise of the incentive option will be determined as follows:

               1. To the extent the number of new shares equals the number of delivered shares as to which there was a disqualifying disposition, the basis for such shares will be equal to the fair market value of the delivered shares at the time they were originally purchased and the holding period for these shares will, except for disqualifying disposition purposes, include the period for which the delivered shares were held; and

               2. To the extent the number of new shares exceeds the number of delivered shares, these shares will have a zero basis and a holding period measured from the date of exercise of the option.

     For disqualifying disposition purposes, all the shares received will be subject to the two-year and one-year holding period requirements for incentive option shares, measured, respectively, from the date the incentive option was granted and the date it was exercised.

     Special Rule. If the shares purchased under the incentive option are subject to a substantial risk of forfeiture, such as the insider trading restrictions of Section 16(b) of the Exchange Act, the amount of ordinary income recognized by the optionee upon a disqualifying disposition will be based upon the fair market value of such shares on the date such risk of forfeiture lapses rather than the date the option is exercised. In the absence of final Treasury regulations relating to incentive options, it is not certain whether such result can be avoided by making a conditional election pursuant to Section 83(b) of the Code at the time the incentive option is exercised.

     Federal Tax Rates. Ordinary income is subject to a maximum federal tax rate of 39.6% for dispositions occurring in 1998.

     Net capital gains are subject to a maximum federal tax rate of 28% for dispositions occurring in 1998 and, under the Taxpayer Relief Act of 1997, may be less depending on the optionee's tax bracket, the date the asset was sold, and the length of time the asset sold was held by the optionee.

     Alternative Minimum Tax. Unless the optionee makes a disqualifying disposition or his rights are not fully transferable or subject to a substantial risk of forfeiture, the amount by which the value of the optioned stock at the time of exercise exceeds the option price will increase the optionee's alternative minimum taxable income in the year the option is exercised. If the optionee makes a disqualifying disposition in the year in which the option is exercised, the maximum amount that will be included in alternative minimum taxable income is the gain on the disposition of the stock. Income triggered by a disqualifying disposition in a year other than the year of exercise will not affect the optionee's alternative minimum taxable income.

     The alternative minimum tax will generally be equal to 26% of the amount by which the optionee's taxable excess does not exceed $175,000 ($87,500 in the case of a married taxpayer who files a separate return) plus 28% of the amount by which the optionee's taxable excess exceeds $175,000 ($87,500 in the case of a married taxpayer who files a separate return). If the optionee's taxable excess consists of net capital gain, the rate applicable to such gain for purposes of computing the optionee's alternative minimum tax may be less under the Taxpayer Relief Act of 1997 depending on the optionee's tax bracket, the date the asset was sold, and the length of time the asset sold was held. The optionee's "taxable excess" is the amount by which the optionee's alternative minimum taxable income exceeds the optionee's exemption amount which is $45,000 for married individuals filing jointly, $33,750 for single individuals and $22,500 for married individuals filing separately.

     The allowable exemption from the alternative minimum tax is reduced by 25% of the excess of an individual's alternative minimum taxable income for the year over $150,000 for a married taxpayer filing a joint return, $112,500 for an unmarried taxpayer, and $75,000 for a married taxpayer filing a separate return.

     A married taxpayer who files a separate return must increase his alternative minimum taxable income by the lesser of (i) 25% of the excess of alternative minimum taxable income (determined without regard to this sentence) over $165,000 or (ii) $22,500.

     For purposes of determining an individual's alternative minimum taxable income (but not regular taxable income) for any subsequent year in which the shares are sold, the basis of such shares will be their fair market value at the time the incentive stock option was exercised. If an individual pays alternative minimum taxes for one or more taxable years after December 31, 1986, the amount of such taxes (subject to certain adjustments and reductions) will be applied as a partial credit against the individual's regular tax liability (but not alternative minimum tax liability) for subsequent taxable years.

     Employer Deduction. If the optionee makes a disqualifying disposition and the Company complies with the income tax withholding rules, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount by which the fair market value of such shares on the date of exercise exceeded the option exercise price. Under proposed regulations issued by the United States Treasury Department, the withholding requirement would be deemed met if the Company satisfies the applicable reporting requirements even if no cash or property is actually withheld. However, these proposed regulations have not been finalized and are currently not in effect.

     NON-QUALIFIED STOCK OPTIONS

     Options issued under the 1998 Option Plan which are intended not to qualify as incentive stock options are referred to herein as "non-qualified stock options."

     The taxability of non-qualified stock options is governed by Section 83 of the Code. The recipients of non-qualified stock options will not be taxed upon the grant of such options, because such options, which will not be actively traded on an established market, have no readily ascertainable fair market value. The optionee will, in general, recognize ordinary income in the year in which the non-qualified option is exercised, equal to the excess of the fair market value of the purchased shares at the date of exercise over the exercise price, and the optionee, if an employee, will be required to satisfy the income tax withholding requirements. If the shares purchased by an optionee are subject to the insider trading restrictions of Section 16(b) of the Exchange Act, taxation of the income may be deferred from the date of exercise to the date the optionee becomes free to sell the shares without liability under
Section 16(b). An optionee subject to Section 16(b) restrictions may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise the fair market value of the shares received on the date of exercise. The Section 83(b) election must be made within 30 days following the date the non-qualified stock option is exercised, and if made, the optionee will not recognize additional income at the time the shares may first be sold free of the Section 16(b) restrictions. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-qualified option, provided the Company complies with applicable income tax withholding requirements. The deduction will, in general, be allowed for the same taxable year in which ordinary income is recognized by the optionee.

     If the option price under any non-qualified option is paid in the form of shares of common stock previously acquired either upon the exercise of stock options (incentive, if held for the requisite holding period, or non-qualified) or through open-market purchases, then the optionee will not recognize any taxable income to the extent that the shares of common stock received upon the exercise of the option equal the number of shares of common stock delivered in payment of the option price. For federal income tax purposes, these newly acquired shares will have the same basis and holding period as the delivered shares. The fair market value of additional shares of common stock received upon the exercise of the non-qualified option will, in general, have to be reported as ordinary income for the year of exercise. These additional shares will have a tax basis equal to such fair market value, and their holding period will, in general, be measured from their date of transfer to the optionee.

VOTE REQUIRED

     The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Meeting is required to approve the 1998 Option Plan. The enclosed form of Proxy provides a means for shareholders to vote for the 1998 Option Plan, to vote against it or to abstain from voting with respect to it. Each Proxy received in time for the Meeting will be voted as specified therein. IF A SHAREHOLDER EXECUTES AND RETURNS A PROXY, BUT DOES NOT SPECIFY HOW THE SHARES REPRESENTED BY SUCH SHAREHOLDER'S PROXY ARE TO BE VOTED, SUCH SHARES WILL BE VOTED FOR THE APPROVAL OF THE 1998 OPTION PLAN. In determining whether this Item has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will not be counted and will have no effect.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE 1998 STOCK OPTION PLAN.

                                     ITEM 3

        AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION INCREASING

               THE AUTHORIZED NUMBER OF SHARES OF CAPITAL STOCK

     The current authorized capital stock of the Company consists of 2,000,000 shares of preferred stock, no par value (the "Preferred Stock"), and 20,000,000 shares of Common Stock. Of the 2,000,000 shares of Preferred Stock currently authorized for issuance, 200,000 shares have been designated as Series B Participating Cumulative Preferred Stock and are reserved for issuance pursuant to the Company's shareholder rights plan, 2,500 shares have been designated as Series D Convertible Preferred Stock (the "Series D Preferred Stock"), which are issued or reserved for issuance in connection with the Private Placement (as defined in Item 4 below), and 750 shares have been designated as Series E Convertible Preferred Stock (the "Series E Preferred Stock"), which are issued or reserved for issuance in connection with the Private Placement. In addition, in connection with the Private Placement, the Company has reserved an additional 750 shares of Preferred Stock to be designated as "Series F Convertible Preferred Stock". On August 19, 1998, the Board adopted a proposed amendment (the "Amendment") to the Company's Articles of Incorporation (the "Articles of Incorporation") increasing the authorized number of shares of Preferred Stock from 2,000,000 shares to 5,000,000 shares and the authorized number of shares of Common Stock from 20,000,000 shares to 100,000,000 shares for submission to the shareholders at the Meeting.

     The Board is authorized to issue shares of Preferred Stock, in one or more series, and to fix the rights, preferences, privileges and qualifications thereof, including but not limited to dividend or interest rates, conversion prices, voting rights, redemption prices maturity dates, and similar matters without any further vote or action by the shareholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company.

     Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company and ratably to receive dividends, if any, as may be declared from time to time by the Board from funds legally available therefore, subject to the payment of any outstanding preferential dividends declared with respect to any Preferred Stock that from time to time may be outstanding. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets available for distribution to shareholders after payment of all obligations of the Company, subject to the rights to receive preferential distributions of the holders of any Preferred Stock then outstanding.

     If the Amendment is approved, all or any part of the authorized but unissued shares of Preferred Stock or Common Stock may thereafter be issued without further approval from the shareholders, except as may be required by law or the policies of the Nasdaq Stock Market or other market on which the shares of stock of the Company may be listed or traded, for such purposes and on such terms as the Board may determine. Holders of the capital stock of the Company do not have any preemptive rights to subscribe for the purchase of any shares of Common Stock, which means that current shareholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership.

     The Amendment will not affect the rights of existing holders of Common Stock except to the extent that future issuances of Common Stock will reduce each existing shareholders' proportionate ownership.

     If the Amendment is adopted, Article Four, Section 4.1 of the Articles of Incorporation would be amended to read as follows:

     "4.1  General.  The aggregate number of shares which the Corporation has
           -------
authority to issue is One-Hundred Five Million (105,000,000), divided into: one class of One-Hundred Million (100,000,000) shares of Common Stock, no par value, and one class of Five Million (5,000,000) shares of Preferred Stock, no par value, which may be divided into and issued in multiple series."

     The Amendment will not change any other aspect of the Articles of Incorporation.

     The Board has determined that it would be appropriate for the Company to increase the number of its authorized shares of Preferred Stock and Common Stock in order to have additional shares available for possible future financing transactions, stock splits, stock dividends and other issuances, or to satisfy requirements for additional reservations of shares by reason of future transactions which might require increased reservations.

     The Company plans to issue or reserve for issuance additional shares of Common Stock upon the conversion of shares of Preferred Stock and exercise of Common Stock Purchase Warrants issued or issuable in connection with the Private Placement. The Company also plans to issue additional shares of the previously designated Series D Preferred Stock and to designate and issue shares of Series F Convertible Preferred Stock (the "Series F Preferred Stock") in connection with the second closing of the Private Placement. The Company will be required to issue a progressively increasing number of shares of Common Stock upon conversion of the Series D Preferred Stock as the market price of the Common Stock decreases prior to 90 days after the respective issuance dates of the Series D Preferred Stock (at which time a conversion price floor for such Series D Preferred Stock will be established, based on the trailing 15-day average closing price on the 90th day). In addition, the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock will increase as the market price of the Common Stock prior to the date of the second closing decreases. As a result, it is possible that the current shareholders could incur significant dilution in the value of their shares if the market price of the Common Stock decreases. Shareholders should therefore consider the potential dilution before approving the Amendment.

     The Company currently has enough shares of Preferred Stock authorized for issuance to consummate all issuances of Preferred Stock previously contemplated and reserved for issuance without amending the Articles of Incorporation. Furthermore, the Company currently has enough shares of Common Stock authorized for issuance to consummate all issuances of Common Stock that have previously been reserved for issuance under current reserve requirements without amending the Articles of Incorporation. However, if the shareholders approve the Securities Issuances (as defined in Item 4 below) without approving this Amendment to the Articles of Incorporation, the Company will not have a sufficient number of shares of Common Stock authorized and reserved for issuance in order to meet the necessary reserve requirements for the currently outstanding shares of Preferred Stock and Common Stock Purchase Warrants issued in the Private Placement due to the removal of the restrictions imposed on the Company by the National Association of Securities Dealers concerning the issuance of shares in a private placement as more fully described in Item 4 below. Although approval of the Amendment would permit the Company to satisfy the reserve requirements for all of the issued and to be issued shares of Preferred Stock and Common Stock Purchase Warrants at the current prevailing market price of the Common Stock, if the market price of the Common Stock decreases, such reserve requirements will increase as described above. There can be no assurance that the

Company will be able to to satisfy all of the reserve requirements in the event that the market price of the Common Stock significantly decreases even if shareholder approval of the Amendment is obtained. Failure of the Company to meet such reserve requirements could result in the payment of cash by the Company to fund certain redemption obligations with respect to the Preferred Stock and Common Stock Purchase Warrants. However, failure of the shareholders to approve the Amendment may prevent the Company from completing the second closing of the Private Placement. The lack of additional cash to be received in the second closing and the cash requirements to fund the potential redemption of shares of Preferred Stock and Warrants could have a material adverse effect on the Company's ability to sustain operations, fund the development and marketing of new products, including the Be There! remote access system, and make future capital expenditures.

     The affirmative vote of holders of at least two-thirds of the total outstanding shares of Common Stock entitled to vote at the Meeting is required in order to adopt the Amendment. Unless indicated to the contrary, the enclosed proxy will be voted for the Amendment. Votes "withheld", abstaining from voting and broker non-votes will each have the same effect as a negative vote or a vote "against" the Amendment.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE AMENDMENT.

                                    ITEM 4

                     APPROVAL OF THE SECURITIES ISSUANCES

     On July 24, 1998, the Company completed the first closing of a private placement (the "Private Placement") of its Series D Convertible Preferred Stock ("Series D Preferred Stock") and related Common Stock Purchase Warrants ("Class A Warrants") to Sovereign Partners L.P. and Dominion Capital Fund, Ltd. (the "Class A Investors"), at an aggregate price of $1,500,000 and its Series E Convertible Preferred Stock ("Series E Preferred Stock") and related Common Stock Purchase Warrants ("Class B Warrants") to First Capital Group of Texas L.P. (the "Class B Investor"), an investment firm managed by the Company's Chairman of the Board, at an aggregate price of $750,000. At such time, the Class A Investors agreed to purchase at a second closing additional shares of Series D Preferred Stock and Class A Warrants at an aggregate price of $1,000,000, and the Class B Investor agreed to purchase at a second closing shares of Series F Convertible Preferred Stock (the "Series F Preferred Stock") and Class B Warrants at an aggregate price of $750,000. The second closing is scheduled to occur on or before January 31, 1998, and is subject to the Company's satisfaction of certain conditions, including, among others, the following: (i) the approval of the securities issuances described in this Item 4; (ii) the average closing bid price of the Company's Common Stock during the five trading days prior to the closing is at least $1.50; (iii) the shares of the Company's Common Stock issuable upon conversion of the Preferred Stock ("Conversion Shares") and upon exercise of the Warrants ("Warrant Shares") are registered for resale pursuant to the Securities Act of 1933, as amended; (iv) the Company is in compliance with Nasdaq listing requirements; (v) there is no material adverse change in the Company's financial condition, business or prospects; and (vi) in the case of the closing with respect to the Class B Investor, the Company has a minimum of $750,000 in revenue for the quarter ending September 30, 1998 or December 31, 1998. The Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred (the "Preferred Stock"), the Class A Warrants and the Class B Warrants (the "Warrants"), and the underlying shares of the Company's Common Stock have been and will be sold in reliance upon Regulation D promulgated under the Securities Act of 1993, as amended. The Company has filed a registration statement with the Securities and Exchange Commission (the "SEC") seeking to register the Conversion Shares and the Warrant Shares for resale. Such registration statement is currently being reviewed by the SEC. There can be no assurance that the Company will be able to adequately address the SEC's comments or that the registration statement will be declared effective. As mentioned above, effectiveness of the registration statement is a condition to the second closing.

     The Board of Directors is requesting that the shareholders approve certain issuances of Common Stock in connection with the Private Placement in accordance with rules of the National Association of Securities Dealers, Inc. ("NASD") applicable to Nasdaq National Market issuers.

     As described in this Item 4, shareholder approval of this proposal is one of the conditions to the Company's receipt of up to $1,750,000 in the second closing of the Private Placement. In addition, failure to obtain such approval may result in the payment of cash by the Company to fund certain redemption obligations with respect to the Preferred Stock, and Warrants, and could result in the delisting of the Common Stock from the Nasdaq National Market.

BACKGROUND OF INVESTMENT TRANSACTION

     The Company has suffered substantial recurring losses and revenue to date from the Company's Be There! products has not been significant. Until such time as the Company returns to positive cash flow from operations, the Company's ability to sustain operations, fund the development and marketing of new products, including the Be There! remote access system, and make future capital expenditures, is highly dependent on its ability to raise additional capital. Accordingly, the Board of Directors believes that the Private Placement was and is in the shareholders' best interests. The Company intends to use the proceeds from the Private Placement to promote its Be There! remote access product line and for general corporate working capital.

ADDITIONAL TERMS OF THE PRIVATE PLACEMENT

     Each of the Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock issued in the Private Placement has a stated value of $1,000 per share and a liquidation preference of $1,000 per share plus an 8% annual premium payable upon conversion or redemption or in liquidation (in the case of conversion the Company may elect to pay such premium in Common Stock); is non-voting except in limited circumstances; ranks senior to the Company's Common Stock in liquidation; and is redeemable at a premium at the option of each holder under certain circumstances, including the occurrence of certain major corporate transactions and the failure of the Company to register the Conversion Shares or Warrant Shares within prescribed time periods.

     The Series D Preferred Stock is convertible into Common Stock of the Company at the option of each holder beginning 90 days after the issuance date (subject to acceleration in certain events), at a conversion price equal to 80% of the trailing five-day average closing bid price of the Common Stock on the conversion date, subject to minimum conversion price equal to the trailing 15-day average closing bid price of the Common Stock 90 days after the issuance date and subject to a maximum conversion price equal to the lesser of $3.00 or the trailing five-day average closing bid price of the common Stock 90 days after the issuance date. The Series E Preferred Stock is convertible into Common Stock at the option of the holder beginning one year after the issuance date (subject to acceleration in certain events), at a conversion price equal to $1.00 (which represents a premium to the Common Stock closing price of $0.5938 on July 8, 1998, the date the Company reached an agreement in principle with the Investors regarding the terms of the Private Placement). The Series F Preferred Stock will be convertible into Common Stock at the option of the holder beginning one year after the second closing (subject to acceleration in certain events), at a conversion price equal to the trailing five-day average closing bid price of the Common Stock on the date of the second closing. Subject to certain limitations, all Preferred Stock outstanding five years after the issuance date will convert automatically into Common Stock at the applicable conversion price. In each case, the number of shares of Common Stock issuable upon conversion of one share of Preferred Stock is computed by dividing the share's stated value of $1,000 by the applicable conversion price, plus any shares of Common Stock which the Company elects to issue in payment of the accrued premium on the Preferred Stock. Consequently, the Company will be required to issue a progressively increasing number of shares of Common Stock upon conversion of the Series D Preferred Stock as the market price of the Common Stock decreases prior to 90 days after the respective issuance dates of the Series D Preferred Stock (at which time a conversion price floor for such Series D Preferred Stock will be established, based on the trailing 15-day average closing price on the 90th day). In addition, the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock will increase as the market price of the Common Stock prior to the date of the second closing decreases. As a result, it is possible that the current shareholders could incur significant dilution in the value of their shares if the market price of the Common Stock decreases. Shareholders should therefore consider the potential dilution before approving the Amendment.

     As an example, assuming shareholder approval of the Amendment (as set forth in Item 3 above) and the Securities Issuances, the table below sets forth the total number of shares of Common Stock that would be issuable upon conversion and exercise of all shares of Preferred Stock and Common Stock Purchase Warrants (including the shares of Preferred Stock and Common Stock Purchase Warrants to be issued in the second closing) if such conversions and exercises had occurred on September 28, 1998 (excluding the issuance of any shares of Common Stock in payment of the premium thereon) and the total number of shares of Common Stock issuable upon conversion and exercise of such securities in the event the applicable conversion prices decreased by 20% (only with respect to those securities whose conversion prices were subject to adjustment based on fluctuations in the market price of the Common Stock).

                                                                                                      NUMBER OF SHARES OF
                                                              NUMBER OF SHARES OF COMMON          COMMON STOCK ISSUABLE UPON
                                                                  STOCK ISSUABLE UPON               CONVERSION OR EXERCISE
                                                               CONVERSION OR EXERCISE AT             ASSUMING 20% DECREASE
        CLASS OF CONVERTIBLE SECURITY                          CURRENT MARKET PRICES (1)              IN MARKET PRICES(2)
        -----------------------------                          -------------------------              -------------------
Series D Preferred Stock(3)..................                           2,127,876                          2,659,801
Series E Preferred Stock(4)..................                             750,000                            750,000
Series F Preferred Stock(5)..................                             500,000                            500,000
Class A Warrants(6)..........................                           1,018,869                          1,018,869
Class B Warrants(7)..........................                             281,250                            281,250
                                                                        ---------                          ---------
     Total...................................                           4,677,995                          5,209,920
                                                                        =========                          =========

______________
(1) Assumes conversion on September 28, 1998, at which time the average closing bid price of the Common Stock for the preceding five day trading period was $1.4686 per share.
(2) Assumes conversion following a 20% decrease in the average closing bid price of the Common Stock for the five day trading period preceding September 28, 1998 ($1.1749 per share). The assumption that the market price of the Common Stock will decrease by 20% is not intended to forecast possible future decreases, if any, in the price of the Common Stock.
(3) Assumes conversion of the 1,500 outstanding shares of Series D Preferred Stock and an additional 1,000 shares of Series D Preferred Stock to be issued at the second closing at a conversion price equal to 80% of the average closing bid price of the Common Stock for the five day trading period preceding the date of conversion.
(4) Assumes the conversion of the 750 outstanding shares of Series E Preferred Stock at a conversion price $1.00 per share.
(5) Assumes conversion of 750 shares of Series F Preferred Stock to be issued at the second closing at a conversion price of $1.50 per share (the minimum conversion price possible since the second closing would not occur if the average closing bid price of the Common Stock for the five day trading period preceding the date of the second closing were less than $1.50 per share).
(6) Assumes the exercise of 679,246 Class A Warrants currently outstanding and an additional 339,623 Class A Warrants to be issued at the second closing.
(7) Assumes the exercise of 140,248 Class B Warrants currently outstanding and an additional 140,625 Class B Warrants to be issued at the second closing.

     The Class A Warrants are exercisable on the earlier of 90 days after issuance on the first closing or second closing (as applicable), or the effective date of the Registration Statement filed on August 24, 1998 with the Securities and Exchange Commission (subject to acceleration in certain events), at an exercise price equal to 120% of the average of the three lowest closing bid prices during the 22 trading days prior to first closing, up to a maximum price of $.80 per share (the "Class A Warrant Exercise Price"), to purchase that number of shares of Common Stock equal to 15% of the stated value of the Series D Preferred Stock issued at each closing, divided by the Class A Warrant Exercise Price. Based on such formula, the Company issued at the first closing Class A Warrants to purchase an aggregate of 339,623 shares of Common Stock at an exercise price of $.6625 per share and is obligated to issue at the second closing Class A Warrants to purchase 226,415 shares of Common Stock at an exercise price of $.6625 per share. The Class B Warrants are exercisable one year after issuance (subject to acceleration in certain events), at an exercise price of $.80 per share, to purchase that number of shares of Common Stock equal to 15% of the stated value of the Series E Preferred Stock and Series F Preferred Stock issued at each closing, divided by the Class B Warrant Exercise Price. Based on such formula, the Company issued at the first closing and is obligated to issue at the second closing, Class B Warrants to purchase an aggregate of 140,625 shares of Common Stock at an exercise price of $.80 per share.

     Subject to certain exceptions, the investors are prohibited from effecting short sales of the Company's Common Stock during the one-year period following each closing of the Private Placement.

THE SECURITIES ISSUANCES

     Pursuant to Rule 4460(i) of the NASD, issuers of securities listed on The Nasdaq National Market must obtain shareholder approval prior to issuing shares of common stock (or securities convertible into or exercisable for common stock), in a private placement, equal to 20% or more of the common stock outstanding prior to the issuance, at a price less than the greater of book or market value of the stock. The issuance of Common Stock upon conversion of the Preferred Stock and exercise of the Warrants could, under certain circumstances (depending on the then-applicable conversion price of the Series D Preferred Stock), result in the issuance of 20% or more of the outstanding Common Stock of the Company immediately prior to the Private Placement. Accordingly, the Company is seeking shareholder approval of the issuance of the shares of Common Stock in the Private Placement upon conversion of the Preferred Stock and exercise of the Warrants (the "Securities Issuances").

     In the absence of shareholder approval, the aggregate number of shares of Common Stock that are issued at a discount from the market price pursuant to the Private Placement may not exceed 2,905,782 shares (representing 19.99% of the outstanding shares of Common Stock on July 24, 1998). Any Preferred Stock which may not be converted or Warrants which may not be exercised because of such limitation must be redeemed at a premium by the Company for cash. In addition, shareholder approval is a condition to the Second Closing of the Private Placement.

     Approval of the Securities Issuances would authorize the Company to issue more than 2,905,782 shares of Common Stock pursuant to the Private Placement. It is possible that the current shareholders could incur significant dilution in the value of their shares. Shareholders should therefore consider the potential dilution before approving the Securities Issuances.

     If the shareholders do not approve the Securities Issuances, the lack of additional cash to be received in the second closing (subject to the other conditions described above) and the cash requirements to fund the potential redemption of shares of Preferred Stock and Warrants could have a material adverse effect on the Company's ability to sustain operations, fund the development and marketing of new products, including the Be There! remote access system, and make future capital expenditures. In addition, failure to obtain shareholder approval of the Securities Issuances could result in the delisting of the Common Stock from the Nasdaq National Market. In order for the Common Stock to continue to be listed on the Nasdaq National Market, the Company is required to satisfy certain maintenance criteria, including minimum net tangible asset requirements. Due to the character of the Preferred Stock and the manner in which it must be accounted for, failure to obtain shareholder approval of the Securities Issuances could have the effect of preventing the Company from satisfying such minimum net tangible asset requirements. The termination of the listing of the Common Stock on the Nasdaq National Market could have a material adverse effect on the market price and liquidity of the Common Stock, the Company's ability to raise additional capital and subject the Company to significant penalties pursuant to the Private Placement.

VOTE REQUIRED

     The affirmative vote of a majority of the shares of common stock present and entitled to vote at the Meeting is required to approve the Securities Issuances. The enclosed form of Proxy provides a means for shareholders to vote for the approval of the Securities Issuances, to vote against it or to abstain from voting with respect to it. Each Proxy received in time for the Meeting will be voted as specified therein. IF A SHAREHOLDER EXECUTES AND RETURNS A PROXY, BUT DOES NOT SPECIFY HOW THE SHARES REPRESENTED BY SUCH SHAREHOLDER'S PROXY ARE TO BE VOTED, SUCH SHARES WILL BE VOTED FOR THE APPROVAL OF THE SECURITIES ISSUANCES. In determining whether this Item has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will not be counted and will have no effect.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE SECURITIES ISSUANCES.

                                     ITEM 5

                    RATIFICATION OF SELECTION OF ACCOUNTANTS

     The Board of Directors has selected KPMG Peat Marwick LLP as the independent accountants of the Company for fiscal 1999. KPMG Peat Marwick LLP has served as the independent accountants of the Company since June 1989. A representative of KPMG Peat Marwick LLP will be present at the Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1999. The affirmative vote of a majority of the shares of common stock present and entitled to vote is required to ratify the selection of the Company's accountants. The enclosed form of Proxy provides a means for shareholders to vote for the ratification of selection of independent accountants, to vote against it or to abstain from voting with respect to it.
IF A SHAREHOLDER EXECUTES AND RETURNS A PROXY, BUT DOES NOT SPECIFY HOW THE SHARES REPRESENTED BY SUCH SHAREHOLDER'S PROXY ARE TO BE

VOTED, SUCH SHARES WILL BE VOTED FOR THE RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS. In determining whether this item has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this Item. Broker non-votes will not be counted and will have no effect.

                                 OTHER MATTERS

     The Company's management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

     The Company intends to conduct the next annual meeting for stockholders in October 1999. Proposals by shareholders intended to be presented at the annual meeting to be held in 1999 must be received by the Company by June 15, 1999 to be included in the Company's proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to the Secretary of the Company at the address indicated in this Proxy Statement.

                     COST AND METHOD OF PROXY SOLICITATION

     The accompanying Proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of Proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company, and also by a proxy solicitation firm engaged for such purpose. In the event a proxy solicitation firm is engaged, the Company will pay to such firm customary fees for the firm's services and will bear the firm's reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding of solicitation materials to the beneficial owners of stock held by such persons, and the Company may reimburse them for reasonable outofpocket expenses incurred by them in connection therewith.


                              BY ORDER OF THE BOARD OF DIRECTORS
                              GREGORY T. SKALLA, SECRETARY

                                                                      APPENDIX A

                                DATA RACE, INC.

                             1998 STOCK OPTION PLAN



     1.  PURPOSE.  The purpose of this Plan is to promote the interest of Data
         -------
Race, Inc. (the "Company") and its shareholders by providing an effective means to attract, retain and increase the commitment of certain individuals and to provide such individuals with additional incentive to contribute to the success of the Company.

     2.  ELIGIBILITY.  Options may be granted under the Plan to directors and
         -----------
employees of, and advisors and consultants to, the Company, or of any parent or subsidiary of the Company (if any) provided, however, in the case of consultants or advisors, that such grant be in consideration of bona fide services rendered by such consultant or advisor and such services not be in connection with the offer or sale of securities in a capital-raising transaction. The Committee (defined below) shall select from such eligible class the individuals to whom Options shall be granted from time to time.

     3.  ADMINISTRATION OF THE PLAN.  The Plan shall be administered by a
         --------------------------
committee (the "Committee") consisting of at least two outside "non-employee directors," as defined in Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A quorum of such Committee shall consist of a majority of the members of such Committee, or as may be otherwise provided in the Company's bylaws. The Committee shall hold meetings at such times and places and conduct its business at such meetings as it may determine, subject to any express provisions of the Company's bylaws. Acts of a majority of the Committee members attending at a meeting at which a quorum is present, or such acts as are reduced to or approved in writing by the majority of the members of the Committee, shall be the valid acts of the Committee. The Committee shall from time to time in its discretion determine which individuals shall be granted Options, the amount of shares covered by such Options (as defined below), and certain other specific terms and conditions of such Options subject to the terms and conditions contained herein, including outside director Options as set forth in Section 5(F). Notwithstanding anything in this Plan to the contrary, the full Board of Directors of the Company shall determine whether any member of the Committee shall be granted Nonqualified Stock Options (as defined below) under the Plan which are in addition to those automatically granted pursuant to Section 5(F), the terms and provisions of the respective agreements evidencing such options, the times at which such options shall be granted, and the number of shares of Common Stock subject to each such option and shall make all determinations under the Plan with respect to such options (which determinations of the Board of Directors shall be conclusive).

          The Committee shall have the sole authority and power, subject to the express provisions and conditions hereof, to construe this Plan and the Options granted hereunder, and to adopt, prescribe, amend, and rescind rules and regulations relating to this Plan, and to make all determinations necessary or advisable for administering this Plan. The Committee shall also have the authority and power to modify any provision of this Plan to render the Plan consistent with any amendments to Rule 16b-3 or Form S-8 of the Securities Act of 1933, as amended (the "Securities Act"), including amendments which permit the grant of Options on terms which are less restrictive than the terms set forth herein. The interpretation by the Committee of any provision of this Plan with respect to any incentive stock option granted hereunder shall be in accordance with section 422 of the

Internal Revenue Code of 1986 and the regulations issued thereunder, as amended from time to time (the "Internal Revenue Code"), in order that the incentive stock options granted hereunder ("Incentive Stock Options") shall constitute "incentive stock options" within the meaning of section 422 of the Internal Revenue Code. Options granted under the Plan which are not intended to be Incentive Stock Options are referred to herein as "Nonqualified Stock Options." The term "Options" as used herein shall refer to Incentive Stock Options and Nonqualified Stock Options, either collectively or without distinction. The interpretation and construction by the Committee, if any, of any provisions of the Plan or of any Option granted hereunder shall be final and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

     4.  SHARES SUBJECT TO THE PLAN.  Subject to the provisions of Section 6,
         --------------------------
the number of shares subject to Options granted hereunder shall not exceed 1,000,000 shares of the Company's authorized but unissued or reacquired Common Stock (the "Common Stock"). Such number of shares shall be subject to adjustment as provided in Section 7 below. Shares that by reason of the expiration, termination, cancellation or surrender of an Option are no longer subject to purchase pursuant to an Option granted under the Plan (other than by reason of exercise of such Option) may be reoptioned hereunder. The maximum number of shares of Common Stock for which Options granted hereunder to an eligible person shall not exceed 75% of the total number of shares authorized for issuance hereunder.

     5.  TERMS AND CONDITIONS.
         --------------------

          (A) OPTION PRICE. Each Option shall state the number of shares that may be purchased thereunder, shall expressly designate such Option as an Incentive Stock Option or a Nonqualified Stock Option, and shall state the option price per share (the "Option Price") which shall be paid in the manner specified in this Section 5(A) in order to exercise such Option. The Option Price shall not be less than 100% of the fair market value of the shares on the date the Option is granted with respect to any Incentive Stock Option granted hereunder, and not less than 100% of the fair market value of the shares on the date the Option is granted with respect to any Nonqualified Stock Option.

          For purposes of the Plan, the fair market value per share of the Common Stock on any date shall be deemed to be the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, if the Common Stock is then listed or admitted to trading on any national securities exchange. The closing price shall be the last reported sale price regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, as reported by said exchange. If the Common Stock is not then so listed on a national securities exchange, the fair market value per share of the Common Stock on any date shall be deemed to be the closing price (the last reported sale price regular way) in the over-the-counter market as reported by the Nasdaq National Market, if the Common Stock closing price is then reported on the Nasdaq National Market, or, if the Common Stock closing price of the Common Stock is not then reported by the Nasdaq National Market, shall be deemed to be the mean of the highest closing bid and lowest closing asked price of the Common Stock in the over-the-counter market as reported on the Nasdaq Stock Market or, if the Common Stock is not then quoted by Nasdaq Stock Market, as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If no member of the National Association of Securities Dealers, Inc. furnishes quotes with respect to the Common Stock of the Company, such fair market value shall be determined by resolution of the Committee. Notwithstanding the foregoing provisions of this
Section 5(A), if the Committee shall at any time determine that it is impracticable to apply the foregoing methods of determining fair market value, the Committee is empowered to adopt other reasonable methods for such purpose. The Committee may, if it deems it appropriate, engage the services of an independent qualified expert or experts to appraise the value of the Common Stock.

          Options under the Plan may be exercised by payment of the Option Price in cash or, if the Common Stock is then registered under the Exchange Act and there is an established market exists for the Common Stock, by delivery of the equivalent fair market value of Common Stock or by a "cashless exercise" procedure in which an Optionee is permitted to exercise an Option by arranging with the Company and his or her broker to deliver the appropriate Option Price from the concurrent market sale of the acquired shares, or a combination of the foregoing (subject to the discretion of the Committee). An employee's withholding tax due upon exercise of a Nonqualified Stock Option may be satisfied either by a cash payment or the retention from the exercise of a number of shares of Common Stock with a fair market value equal to the required withholding tax, as the Committee may permit.

          In addition, with respect to the exercise of any Nonqualified Stock Option, the Committee (or an authorized representative) shall advise the Optionee, upon receipt of notice of intent to exercise such Option, of the income tax withholding consequences to such Optionee of such exercise, the amount of the appropriate withholding tax and any other payments due by reason thereof. Such Optionee must satisfy all of the preceding payment requirements in order to receive stock upon exercise of such Option.

          (B) OPTION PERIOD.  Any Options granted pursuant to this Plan must be
              -------------
granted within ten years from the date the Plan was adopted by the Board of Directors of the Company (August 19, 1998).

          Each Option shall state the date upon which it is granted. Subject to the requirements under the Internal Revenue Code with respect to Incentive Stock Options, each Option shall be exercisable at such times and during such period as is determined by the Committee and set forth in the agreement evidencing the Option, but in no event shall an Option be exercisable after the expiration of ten years from the date of grant. Subject to such limitations, the Committee shall have broad discretion to determine the circumstances under which each Option shall become exercisable, remain exercisable and terminate, and the Committee may waive any condition, restriction or limitation on the exercisability or duration of any outstanding Option.

          (C) ASSIGNABILITY.  An Option granted pursuant to this Plan shall be
              -------------
exercisable during the Optionee's lifetime only by the Optionee and shall not be assignable or transferable by the Optionee (except with the Committee's prior written approval, and only in any such additional circumstances as shall not affect the Plan's qualification with the requirements of the incentive stock option provisions of the Internal Revenue Code, the requirements of Rule 16b-3 under the Exchange Act, or the plan eligibility requirements for the use of Form S-8 of the Securities Act), and shall not be subject to levy, attachment or similar process. Upon any other attempt to transfer, assign, pledge or otherwise dispose of Options granted under this Plan, such Options shall immediately terminate and become null and void.

          (D) LIMIT ON 10% SHAREHOLDERS.  No Incentive Stock Option may be
              -------------------------
granted under this Plan to any individual who would, immediately after the grant of such Incentive Stock Option directly or indirectly own more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation unless (i) such Incentive Stock

Option is granted at an Option Price not less than 110% of the fair market value of the shares on the date the Incentive Stock Option is granted, and (ii) such Incentive Stock Option expires on a date not later than five years from the date the Incentive Stock Option is granted.

          (E) LIMITS ON OPTIONS.  Except as provided herein, an individual may
              -----------------
be granted one or more Options, provided that the aggregate fair market value (determined as of the time the Option is granted) of Common Stock for which an individual may be granted Incentive Stock Options that are first exercisable in any calendar year (under all stock option plans of the Company and any parent or subsidiary corporations, if any) may not exceed $100,000.

          (F) OUTSIDE DIRECTORS OPTIONS.  Each outside director of the Company
              -------------------------
(that is, each director who is not also an employee of the Company) shall be automatically granted Nonqualified Options for 2,500 shares on an annual basis on the fifth business day following the first public announcement, filing or release of the Company's net income for the Company's preceding fiscal year. Such annually awarded Options shall become exercisable in whole or in part from time to time upon the first anniversary following the date of grant. In addition to such automatic annual awards, each new outside director elected or appointed to the Company's Board of Directors on or after the date of approval of the Plan by the shareholders of the Company shall receive upon such election or appointment an automatic award of Nonqualified Options for 20,000 shares of Common Stock, which shall become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant. All of the foregoing Options, once granted and to the extent they have become exercisable, shall remain exercisable throughout their term, regardless of whether the holder continues to serve as a director, and such term shall expire on the tenth anniversary following the date of grant. To the extent any such Option is not yet exercisable upon termination of service, such Option shall be terminated. The Option Price for all such automatic awards shall be equal to 100% of the fair market value of the covered shares of Common Stock at the time of grant. The options granted to outside directors pursuant to this Section 5(F) shall be in lieu of, and not in addition to, any additional options (excluding currently outstanding options) which would otherwise have been granted to outside directors pursuant to the Company's 1997 Stock Option Plan. Accordingly, upon approval of this Plan by the shareholders of the Company, Section 5(f) of the 1997 Stock Option Plan (which provides for automatic grants to outside directors) shall be deemed eliminated from the terms of such Stock Option Plan. The provisions of this Plan regarding formula awards to outside directors shall not be amended more than once every six months thereafter, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

          (G) RIGHTS AS SHAREHOLDER.  An Optionee, or a transferee by will or
              ---------------------
inheritance of an Option, shall have no rights with respect to any shares covered by an Option until the date of the issuance of a stock certificate for such shares and the recording of such issuance upon the Company's stock ledger by its duly appointed, regular transfer agent. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to such date, except as provided in Section 6 hereof.

          (H) ADDITIONAL PROVISIONS.  The Options authorized under this Plan
              ---------------------
shall contain such other provisions as the Board or Committee shall deem advisable, including, without limitation, further restrictions upon the exercise of the Option. Any Incentive Stock Option shall contain such limitations and restrictions upon the exercise of the Option as shall be necessary in order that the Option shall be an "incentive stock option" as defined in section 422 of the Internal Revenue Code.

          (I) COMPLIANCE WITH SECURITIES LAWS.  At the time of exercise of any
              -------------------------------
Option, the Company may require the Optionee to execute any documents or take any action which may then be necessary to comply with the Securities Act and the rules and regulations adopted thereunder, or any other applicable federal or state laws regulating the sale and issuance of securities, and the Company may, if it deems necessary, include provisions in the Options to assure such compliance. The Company may from time to time change its requirements with respect to enforcing compliance with federal and state securities laws, including the request for, or insistence upon, letters of investment intent, such requirements to be determined by the Company in its judgment as necessary to assure compliance with said securities laws. Such changes may be made with respect to any particular Option or to any stock issued upon exercise thereof.

          (J) CHANGE OF CONTROL.  In the event of a proposed Change of Control
              -----------------
(as defined herein), the Company shall, to the extent practicable, give all Option holders notice thereof at least 20 days prior to the effective date of the Change of Control, and all Options granted hereunder shall become exercisable immediately prior to the effective date of the Change of Control (or if the Change of Control occurs without advance notice to the Company, immediately upon the effective date of the Change of Control) as to the full number of shares not previously purchased under such Options, without regard to stated periods and installments of exercisability, and such Options shall remain exercisable until their expiration or termination. If a Change of Control for which notice is given as provided herein does not occur, the Options granted hereunder shall continue (without becoming immediately exercisable) in accordance with their stated terms, and such proposed Change of Control shall have no effect. A "Change of Control," for purposes of this Plan, shall mean:
(i) the acquisition by a single entity or group of affiliated entities of more than 50% of the Common Stock issued and outstanding immediately prior to such acquisition; (ii) the dissolution or liquidation of the Company; or (iii) the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of its assets, if the shareholders of the Company immediately before such transaction own, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than 50% of the voting power of the surviving or acquiring corporation.

     6.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.  In the event of any change
         ------------------------------------------
in the number of issued and outstanding shares of Common Stock which results from a stock split, reverse stock split, the payment of a stock dividend or any other change in the capital structure of the Company, such as a merger, consolidation, reorganization or recapitalization, the Committee shall appropriately adjust (a) the maximum number of shares which may be issued under this Plan, (b) the number of shares subject to each outstanding Option, and (c) the Option Price per share thereof, so that upon exercise of the Option the Optionee shall receive the same number of shares the Optionee would have received had the Optionee been the holder of all shares subject to such outstanding Options immediately before the effective date of such change in the number of issued shares of the Common Stock of the Company. Any such adjustment shall not result in or entitle the Optionee to the issuance of fractional shares. Instead, appropriate adjustments to any such Option and, in the aggregate, all other options of the Company of the same class (that is, Incentive Stock Options or Nonqualified Stock Options) held by each Optionee shall be made so that such Option and other options of the same class, if any, held by any such Optionee cover the greatest whole number of shares of the Common Stock which does not exceed the number of shares which would be covered applying such adjustments in the absence of any restriction on the issuance of fractional shares. Any excess fractional share shall be redeemed in cash at the then-current fair market value of the Common Stock (determined as provided in Section 5(A) hereof) multiplied by the appropriate fraction of a share. Notwithstanding the provisions of this Section or Section 5(J) hereof, the Committee shall have the authority to grant individual Optionees additional adjustment rights and/or rights in the event of a change of control, or to further limit such adjustment rights and/or rights in the event of a change of control, which rights, to the extent granted or restricted, shall be evidenced in such Optionee's option agreement.

     7.  TERMINATION OR AMENDMENT OF THE PLAN.  The Board of Directors may at
         ------------------------------------
any time suspend, amend, or terminate this Plan. No amendment may be adopted without shareholder approval that will: (a) increase the number of shares of Common Stock which may be issued under this Plan; (b) materially modify the requirements as to eligibility for participation in this Plan, or (c) effect any other change requiring shareholder approval under the Internal Revenue Code. No amendment or termination of the Plan shall, without the consent of the Optionee, materially decrease any rights or benefits under any Option previously granted under this Plan.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR AN ANNUAL MEETING OF SHAREHOLDERS ON NOVEMBER 13, 1998


     The undersigned hereby appoints Dr. W.B. Barker and Gregory T. Skalla, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the annual meeting and at any adjournment thereof, all shares of Common Stock of DATA RACE, Inc. held of record by the undersigned on the record date, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on this proxy ballot. IF NO DIRECTIONS ARE GIVEN AND THE SIGNED PROXY BALLOT IS RETURNED, THE PROXIES WILL VOTE FOR ITEMS 1 THROUGH 5, AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING ITEMS, AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT:

1.   Election of directors.

     " FOR all nominees listed below      " WITHHOLD all nominees listed below

     " Place an "X" in this box to withhold authority to vote for any individual nominee and write that name from the list below on the line below.

                       ---------------------------------

                                   NOMINEES

         Dr. W.B. Barker         Jeffrey P. Blanchard          Matthew A. Kenny
           George R. Grumbles           Dwight E. Lee           Edward A. Masi

2.   Approval of the DATA RACE , Inc. 1998 Stock Option Plan.

           FOR: [ ]              AGAINST: [ ]              ABSTAIN: [ ]

3. Amendment to the Company's Articles of Incorporation increasing the authorized number of shares of capital stock.

           FOR: [ ]              AGAINST: [ ]              ABSTAIN: [ ]

4.   Approval of the "Securities Issuances"

           FOR: [ ]              AGAINST: [ ]              ABSTAIN: [ ]

5.   Ratification of selection of independent accountants.

           FOR: [ ]              AGAINST: [ ]              ABSTAIN: [ ]